     AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RARE HOSPITALITY INTERNATIONAL, INC.

                          Article I:              The name of the corporation (the “Corporation”) is

                                                                                        RARE Hospitality International, Inc.

                          Article II:              The number of shares the Corporation is authorized to issue is 100, all of which are without par value and classified as “Common Shares.” The Common Shares (a) shall be one and the same class, (b) shall have unlimited voting rights (with each share having one vote on each matter submitted to shareholders for vote), (c) shall have equal rights of participation in dividends and other distributions, and (d) shall be entitled to receive the net assets of the Corporation ratably upon dissolution.

                          Article III:              The street address and county of the initial registered office of the Corporation is 1201 Peachtree St. NE, Atlanta, GA 30361, County of Fulton, and the name of the initial registered agent of the Corporation at such office is C T Corporation System.

                          Article IV:              The mailing address of the initial principal office of the Corporation is:

                                                          8215 Roswell Rd.
                                                          Bldg. 600
                                                         Atlanta, GA 30350

                          Article V:              The purpose for which the Corporation is organized is to engage in any lawful acts and activities for which a corporation may be organized pursuant to the Georgia Business Corporation Code (the “GBCC”).

                          Article VI:             No holder of any of the shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the Corporation may issue or sell, whether or not such shares are exchangeable for any shares of the Corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the Corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the Corporation, as such holder, have any right to purchase or subscribe for any obligations which the Corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the Corporation any shares of, any class or classes.

                          Article VII:            The period of duration of the Corporation shall be perpetual.

                          Article VIII:           The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed by the GBCC, as the same may be supplemented or amended. Without limiting the foregoing, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for any type of liability set forth in Section 14-2-832 of the GBCC, or (d) for any transaction from which the director received an improper personal benefit. If the GBCC is hereafter supplemented or amended to eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GBCC, as so supplemented or amended. Any repeal or modification of this Article VIII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                          Article IX:              The Corporation shall, to the fullest extent legally permissible under the provisions of the GBCC, as the same may be amended or supplemented, indemnify and provide advances for expenses to any person who is or was a director or officer of the Corporation from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office. Such indemnification and advances for expenses provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or resolution adopted by the shareholders.

                          Article X:               Any action required or permitted by the GBCC to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting if one or more written consents, setting forth the action so taken and bearing the date of signature, shall be signed by the persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. If action is taken by written consent by less than all of the shareholders entitled to vote on the action, written notice shall be given within ten days of the taking of any such action to all voting shareholders on the record date who did not participate in taking the action, in the manner provided in the GBCC.

                          IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this ___ day of ________, 2007.

RARE Hospitality International, Inc.

______________________________
By: _______________________________
Name: _________________________
Title: ______________________________

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[Amended and Restated Articles of Incorporation]
Attachment to Documents 4, 5, & 6